April 24, 2007

Selected American Shares, Inc.
Selected Special Shares, Inc.
Selected Capital Preservation Trust

2949 East Elvira Road, Suite 101
Tucson, Arizona 85706

Ladies and Gentlemen:

We have acted as counsel for Selected American Shares, Inc., Selected Special
Shares, Inc., and Selected Capital Preservation Trust (the "Funds") in
connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of shares of beneficial interest in the Funds (collectively the "Shares") in registration statement Nos. 2-10699, 2-27514, and 2-27514 on
Form N-1A (the "Registration Statement").

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Articles of Incorporation(or Declaration of Trust) and Bylaws of the Funds, actions of the Board of Directors authorizing the issuance of Shares and the Registration Statements of the Funds.

Based on the foregoing examination, we are of the opinion that upon the issuance and delivery of the Shares in accordance with the Articles of Incorporation and the actions of the Board of Directors authorizing the issuance of the Shares, and the receipt by the Funds of the authorized consideration therefor, the
Shares so issued will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration
Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                        Very truly yours,

                                        /s/ Seyfarth Shaw LLP
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